WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended June 30, 2000


Portfolio:			Lazard Global Equity

Security:			AT&T Wireless Group

Date Purchased:			04/26/00

Total Shares Offered:		360,000,000

Price Per Share:		$29.50

Shares Purchased
by the Portfolio *:		41,600

Total Principal Purchased
by the Portfolio *:		$1,227,200

% of Offering Purchased
by the Portfolio:		0.01%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.08%

Broker:				Merrill Lynch & Co.


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.




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